221West Grand Avenue • Montvale, NJ 07645 (201) 934-5000 • Fax: (201) 934-8880 • www.synvista.com

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Synvista Therapeutics, Inc.	Lippert/Heilshorn & Associates,
201-934-5000	212-838-3777
ir@synvista.com	Emmanuelle Ferrer
(eferrer@lhai.com)
Kim Sutton Golodetz
(kgolodetz@lhai.com)

SYNVISTA THERAPEUTICS TO DEVELOP TOPICAL FORMULATION OF
ALT-2074 FOR THE TREATMENT OF PSORIASIS

MONTVALE, NJ (January 17, 2008) - Synvista Therapeutics, Inc. (AMEX: SYI) today announced the signing of an agreement with privately-held Novel Therapeutic Technologies, Inc. to provide Synvista with formulation work for a topical cream formulation of ALT-2074 for the treatment of psoriasis. ALT-2074 is one of the Company’s lead compounds under development for use in cardiovascular disease.

“We believe that ALT-2074 is a logical choice for a potential therapy in mild-to-moderate plaque psoriasis. TNF-a is an established target for drug development in psoriasis and other autoimmune diseases. The effectiveness of approved TNF antagonists may relate to their demonstrated ability to inhibit the induction of cell adhesion molecules and consequent migration of pro-inflammatory cells into inflamed tissue,” said Noah Berkowitz, M.D., Ph.D., President and Chief Executive Officer of Synvista Therapeutics. “ALT-2074 can block TNF-α activated expression of cell adhesion molecules, I-CAM and V-CAM, which may be essential for cellular migration. As such, we believe that a topical formulation of ALT-2074 may be a promising therapy for mild-to-moderate plaque psoriasis, without the side effects associated with systemic treatment using anti-TNF biologics.”

“We have identified sites in Israel to perform a planned Phase 2 clinical trial for plaque psoriasis beginning mid-2008, pending approval from the Ministry of Health in Israel,” added Dr. Berkowitz. “The Ministry of Health is already familiar with ALT-2074 since it approved its use in our ongoing Study 203. Based on our current timeline, assuming timely receipt of regulatory approval, we hope to announce study results in the fourth quarter of 2008. We expect this psoriasis program will help to expand our product portfolio and contribute to the long-term growth of Synvista Therapeutics while opening a new potential market opportunity for our product compounds.”

About Psoriasis

According to the National Institutes of Health as many as 7.5 million Americans have psoriasis, a non-contagious, lifelong skin disease. The most common form, plaque psoriasis, appears as raised, red patches or lesions covered with a silvery white buildup of dead skin cells, called scale. Psoriasis varies from person to person, both in severity and how it responds to treatment. Psoriasis is now recognized to be a disease that can be modified by drugs that inhibit TNF-α signaling. Current treatment for severe psoriasis includes biologic drugs that are costly, potentially toxic, and require intravenous administration. In addition, steroids often work for patients with mild-to-moderate psoriasis, yet they carry side effects and are generally not recommended for long-term use.

About Synvista Therapeutics

Synvista Therapeutics is a biopharmaceutical company developing small molecule drugs to treat and prevent cardiovascular disease and to treat nephropathy in people with diabetes. The Company has identified several product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets. The Company's portfolio includes orally bioavailable, organoselenium mimics of glutathione peroxidase. These compounds metabolize lipid peroxides and have the potential to limit myocardial damage subsequent to a myocardial infarction. The Company is developing a clinical diagnostic test, based on cardiovascular risk assessment using Haptoglobin characterization, to identify patients at high risk for cardiovascular complications of diabetes.

Synvista Therapeutics also is developing alagebrium, a proposed breaker of AGEs for the treatment of diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients. Alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. Alagebrium has been tested in approximately 1,000 patients in multiple Phase 1 and Phase 2 clinical trials, allowing Synvista Therapeutics to assemble a sizeable human safety database. For more information, please visit the Company’s website at www.synvista.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the events described in this press release, future clinical development of Synvista Therapeutics’ product candidates, and other risks identified in Synvista Therapeutics' filings with the Securities and Exchange Commission. Further information on risks faced by Synvista are detailed under the caption "Risk Factors" in Synvista Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2006. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Synvista Therapeutics undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.